ITEM 7(C) AMENDMENT NO. 1 TO PARTNERSHIP ADMISSION AGREEMENT

              AMENDMENT NO. 1 TO PARTNERSHIP ADMISSION AGREEMENT

  This Amendment No. 1 to Partnership Admission Agreement is dated as of September 27, 1995 by and among New England Investment Companies, L.P., a Delaware limited partnership ("NEIC"), Harris Associates L.P., a Delaware limited partnership ("HALP") and HALP's General Partner, Harris Associates, Inc., a Delaware corporation (the "General Partner").

  WHEREAS, NEIC, HALP and the General Partner have entered into a Partnership Admission Agreement dated as of June 22, 1995 (the "Partnership Admission Agreement"), which sets forth representations, warranties, covenants, agreements and conditions relating to the sale to NEIC of substantially all of the Assets of HALP, subject to certain liabilities of HALP, in exchange for $175 million payable at the Closing in LP Units;

  WHEREAS, the Partnership Admission Agreements permits HALP and its Partners (to whom HALP is expected to distribute all or a portion of the LP Units issued at Closing) to require NEIC to repurchase all or a portion of the LP Units subject to certain terms and conditions;

  WHEREAS, it is now desirable to defer until January 1996 payment for those LP Units repurchased by NEIC from HALP and/or any of its partners pursuant to
Section 1.2(a)(ii) and (iii) of the Partnership Admission Agreement and to provide for the redemption of certain LP Units under certain circumstances;

  WHEREAS, included in the Assets to be transferred to NEIC on the Closing Date are HALP's general partnership interests in the Investment Partnerships (the "Investment Partnership GP Interests"), which are to be transferred by HALP directly to Harris Partners L.L.C., a limited liability company wholly owned (directly and indirectly) by NHLP ("NHLP-Sub");

  WHEREAS, NEIC and HALP have determined that the transfer of the Investment Partnership GP Interests should be effected by the admission of NHLP-Sub as a new general partner of each Investment Partnership followed immediately thereafter by the withdrawal of HALP as a general partner of each Investment Partnership (the "Investment Partnership GP Admission and Withdrawal");

  NOW, THEREFORE, intending to be legally bound, and in consideration of the promises and mutual covenants and agreements contained herein, NEIC, HALP and the General Partner hereby agree as follows:

1. AMENDMENTS TO PARTNERSHIP ADMISSION AGREEMENT.

  Effective from and after the date hereof:

    a. Amendments to Definitions. The following terms are hereby added to the "Definitions" section of the Partnership Admission Agreement in the appropriate alphabetical location:

      "Investment Partnership GP Interests" means HALP's general partnership interest in each of the Investment Partnerships.

      "Investment Partnership GP Admission and Withdrawal" mean the admission of NHLP-Sub as a general partner of each Investment
    Partnership and the immediately subsequent withdrawal of HALP as a general partner of each Investment Partnership.

      "Investment Partnership GP Interest Liabilities" means those Assumed Liabilities associated with the Investment Partnership GP Interests.

      "NHLP-Sub" means Harris Partners L.L.C., a Delaware limited liability company wholly owned (directly and indirectly) by NHLP.

    b. Section 1.1 is hereby amended to read in its entirety as follows:

      "1.1 CONTRIBUTION OF ASSETS; ADMISSION OF NHLP-SUB AND WITHDRAWAL OF HALP AS GENERAL PARTNER OF EACH INVESTMENT PARTNERSHIP; AND ASSUMPTION OF LIABILITIES.

      At the Closing and upon the terms and conditions set forth herein, the following actions shall occur:

        (a) HALP shall contribute all of its Assets (other than the Investment Partnership GP Interests) to NEIC free and clear of any Lien other than those identified in Section 3.11(a), and NEIC will assume and become responsible for the Assumed Liabilities (other than the Investment Partnership GP Interest Liabilities), but in no event including the Excluded Liabilities. The General Partner shall withdraw as the general partner of HASLP and be replaced by NHGP. The contribution of the Assets of HALP (other than the Investment Partnership GP Interests) and the assumption of the Assumed Liabilities (other than the Investment Partnership GP Interest Liabilities) contemplated by this Section 1.1(a) are referred to in this Agreement as the "Asset Contribution." HALP shall continue to be responsible for the Excluded Liabilities.

        (b) To the extent required to meet the Minimum Cash/Capital Requirement if not satisfied by the Assets of HALP contributed pursuant to Section 1.1(a) above, HALP shall provide NEIC for the benefit of NHLP at Closing with cash, cash equivalents and accounts receivable equal to such additional required amount, if any. "Minimum Cash/Capital Requirement" means sufficient working capital, in the form of cash, cash equivalents and accounts receivable (excluding working capital received as prepayment for obligations to be performed by NHLP as successor to HALP on or after the Closing
      Date) for the near term operations of NHLP, HASLP and NHLP-Sub and the payment of required distributions to the partners of NHLP, as described in the attached Schedule 1.1(b). HALP shall also ensure that its Assets contributed at the Closing include sufficient cash, cash equivalents or other eligible capital to meet all investment advisor and broker-dealer net capital and any other regulatory capital requirements applicable to NHLP, NHLP-Sub and/or HASLP, as the case may be, and to produce positive consolidated net worth at NHLP exclusive of amounts contributed to satisfy the Minimum Cash/Capital Requirement, also as described in Schedule 1.1(b). If necessary, HALP may loan or arrange for a loan to NHLP of funds in a sufficient amount to satisfy the Minimum Cash/Capital Requirement at the Closing. Notwithstanding the foregoing provisions of this
      Section 1.1(b), in no event shall HALP be required to provide in satisfaction of the Minimum Cash/Capital Requirement or to satisfy applicable regulatory capital requirements and produce consolidated net worth an amount greater than it would have been required to provide had NHLP-Sub not been formed.

        (c) Immediately upon completion of the events described in Sections 1.1(a) and (b), NEIC shall contribute to NHLP (i) the Assets of HALP (other than the Investment Partnership GP Interests) subject to the Assumed Liabilities (other than the Investment Partnership GP Interest Liabilities) but not the Excluded Liabilities and (ii) any amount necessary to meet the Minimum Cash/Capital Requirement and to satisfy applicable regulatory capital requirements that is not loaned directly to NHLP by HALP at Closing. NEIC's contribution to NHLP described in the preceding sentence shall occur in such a way that an appropriate percentage of both the Assets and the additional amount contributed to NEIC by HALP to meet the Minimum Cash/Capital Requirement and regulatory requirements (such percentage to be determined in the sole discretion of NEIC and its affiliates) is first contributed directly or indirectly through one or more subsidiaries to NHGP and is then contributed by NHGP to NHLP in exchange for a general partnership interest in NHLP. The remainder of both the Assets of HALP and the additional amount contributed by HALP to NEIC to meet the Minimum Cash/Capital Requirement and regulatory requirements shall be contributed directly by NEIC to NHLP in exchange for a limited partnership interest in NHLP.

        Also at the Closing, upon the terms and conditions set forth herein, the following actions shall occur in immediate succession:

        (d) First, NHLP-Sub shall be admitted by HALP as an additional general partner of each Investment Partnership. Second, HALP shall withdraw as a general partner of each such Investment Partnership. The amount contributed to each Investment Partnership by NHLP-Sub upon its admission as a general partner, and the amount withdrawn from each Investment Partnership by HALP upon its withdrawal as a general partner, shall be the Investment Partnership GP Amount for such Investment Partnership. The term "Investment Partnership GP Amount" shall mean, in respect of each Investment Partnership, an amount equal to (i) HALP's Partnership Percentage for such Investment Partnership (as defined in Section 2.03 of the Investment Partnership's agreement of limited partnership), determined as of the Closing Date, multiplied by (ii) the Net Asset Value of such Investment Partnership (as defined in Section 2.04(1) of the Investment Partnership's agreement of limited partnership), determined as of the close of business on Friday, September 29, 1995; provided, however, that with respect to Aurora Limited Partnership ("Aurora"), the Investment Partnership GP Amount expressly shall not include any amount for any "Designated Investments" (as that term is defined in Aurora's Second Amended and Restated Agreement of Limited Partnership, as amended) beneficially owned by HALP, and NHLP-Sub shall not, by virtue of contributing the Investment Partnership GP Amount, acquire any interest whatsoever in such Designated Investments so owned by HALP. Concurrently with the contribution of the Investment Partnership GP Amount to the Investment Partnerships, NHLP shall purchase and HALP shall sell its entire interest in Aurora's Designated Investments for an amount, payable in cash, equal to the amount at which HALP's interest in the Designated Investments is carried on the books and records of Aurora as of September 29, 1995 (the "Designated Investments Amount"). The Designated Investments Amount is approximately $28,000 as of the date hereof. HALP shall have no right to receive any other distribution or to withdraw any other amount from any Investment Partnership in connection with the Investment Partnership GP Admission and Withdrawal or otherwise. NHLP-Sub shall, upon the withdrawal of HALP as a general partner of the Investment Partnerships, assume all Investment Partnership GP Interest Liabilities, but in no event shall it assume any Excluded Liabilities."

    c. Sections 1.2(a)(ii) and 1.2(a)(iii) are hereby amended in their entirety to read as follows:

      "(ii) Upon or after the Closing, HALP may distribute all or a portion of the LP Units it receives from NEIC to the Partners. At any time on the Closing Date or during the 15 days immediately following the Closing Date (such 16-day period, the "1995 Repurchase Period"), each of HALP and any Partner may, by notice to NEIC (the "Repurchase Notice"), elect to sell to NEIC (and NEIC agrees to purchase from HALP or such Partner) at the Repurchase Price such number of LP Units received by HALP from NEIC or by such Partner from HALP, as are specified in the Repurchase Notice. Immediately upon HALP's or a Partner's delivery of a Repurchase Notice, HALP or such Partner will have as of the date of the Repurchase Notice irrevocably surrendered the LP Units specified in the Repurchase Notice and forfeited all rights as a holder of such LP Units, including the right to receive any distributions on such LP Units the record date for which fell on the Closing Date or during the 16 days immediately following the Closing Date. HALP and each such Partner shall promptly deliver to NEIC the certificates for the LP Units specified in HALP's or such Partner's Repurchase Notice. The Repurchase Price shall be evidenced by the notes described in Section 1.2(a)(iv) below and shall be payable, pursuant to such notes, by NEIC to HALP and each such Partner on the Repurchase Payment Date. The "Repurchase Payment Date" means such date on or after January 2, 1996, but no later than January 10, 1996, as NEIC shall specify in a written notice delivered to HALP (as a holder of LP Units and as agent for the Partners) at least two business days prior to such date. The "Repurchase Price" for each LP Unit repurchased by NEIC pursuant to this Section 1.2(a)(ii) means (A) for LP Units subject to Repurchase Notices delivered on the Closing Date or on the two business days immediately following the Closing Date, the Fixed Repurchase Price and (B) for LP Units subject to Repurchase Notices delivered starting on the third business day following the Closing Date, the lower of (x) the Fixed Repurchase Price and (y) the product of (I) the closing price of LP Units on the Exchange on the last Trading Day immediately preceding the date of repurchase and (II) the Multiplier. The "Fixed Repurchase Price" for each LP Unit repurchased by NEIC pursuant to this
    Section 1.2(a)(ii) means the product of (A) the Exchange Price and (B) the Multiplier. The "Multiplier" means the sum of (A) one (1) and (B)
    0.0588 multiplied by a fraction, the numerator of which is the number of days from October 1, 1995 to the Repurchase Payment Date and the denominator of which is 365.

      (iii) In the event that, as of the close of the 1995 Repurchase Period, the aggregate number of LP Units held by HALP and the Partners and any Permitted Transferees of the Partners (taking into account only those LP Units originally issued by NEIC to HALP on the Closing Date) (the "Post-Repurchase Period LP Units") exceeds 20% of the number of LP Units of NEIC outstanding on the Closing Date, rounded down to the nearest whole number (6,395,723 on the date hereof), then on the date 16 days immediately following the Closing Date, NEIC shall have the right to repurchase at the Fixed Repurchase Price from HALP (whether in its capacity as principal and/or as agent for one or more of the Agreed Upon Sellers (as defined below) or their Permitted Transferees), and HALP shall deliver, the Redeemable Number of LP Units. The sellers of such LP Units shall be the Agreed Upon Sellers (or HALP on behalf of the Agreed Upon Sellers), each in the Agreed Upon Amounts (as defined below). HALP agrees that as of the 16th day immediately following the Closing Date, the Agreed Upon Sellers (or HALP on behalf of the Agreed Upon Sellers) shall hold a number of LP Units at least equal to the Redeemable Number of Units. The Fixed Repurchase Price payable pursuant to this Section 1.2(a)(iii) shall be evidenced by the notes described in Section 1.2(a)(iv) below and shall be payable, pursuant to such notes, on the Repurchase Payment Date. The term "Redeemable Number of LP Units" means the number of LP Units equal to the excess of (A) the number of Post-Repurchase Period LP Units over
    (B) 20% of the number of LP Units of NEIC outstanding on the Closing Date, rounded down to the nearest whole number. Immediately upon the determination by NEIC of the Redeemable Number of LP Units for repurchase from HALP (whether in its capacity as principal and/or as agent for one or more of the Partners or Permitted Transferees) pursuant to this Section 1.2(a)(iii), HALP and/or each Partner or Permitted Transferee for whom HALP acts as agent for purposes of this
    Section 1.2(a)(iii) will have irrevocably surrendered its respective portion, if any, of the Redeemable Number of LP Units and forfeited all rights as a holder of such LP Units, including any rights to distributions on such LP Units the record date for which fell on the Closing Date or during the 16 days immediately following the Closing Date. HALP (on behalf of itself and/or each such Partner or Permitted Transferee) shall promptly deliver to NEIC the certificates for HALP's or such Partner's or such Permitted Transferee's portion of the Redeemable Number of LP Units. Each LP Unit issued to HALP on the Closing Date is expressly subject to NEIC's rights under this Section 1.2(a)(iii).

      The Redeemable Number of LP Units which NEIC elects to purchase shall be purchased from the Partners listed below (the "Agreed Upon Sellers"), or from HALP on behalf of such Agreed Upon Sellers, each in proportion to the percentage which the Defaulted Units (as defined below) held by each such Partner bears to the Defaulted Units held by all such Partners. As used herein, (A) "Agreed Upon Amounts" means the number of Units to be sold by each Agreed Upon Seller as set forth in the preceding sentence, and (B) "Defaulted Units" means the product of the original number of LP Units distributed by HALP to such Partner multiplied by the excess if any, of the percentage set forth below over the actual percentage of LP Units distributed by HALP to such Partner for which such Partner delivered a Repurchase Notice.

                                                         PERCENTAGE OF UNITS FOR
                                                           WHICH A REPURCHASE
       AGREED UPON SELLERS                                NOTICE SHALL BE GIVEN
       -------------------                               -----------------------
       Braucher, Joseph E. Rev. Trust UAD 3/25/81.......           100
       Harris Associates, Inc. .........................           100
       Herro, David G. .................................            80
       Levy, Robert M. .................................            90
       Martino, Roxanne M. .............................            80
       McGregor, Clyde S. ..............................            50
       Morgenstern, Victor A. ..........................            30
       Neisser, Edward Marital Trust....................            85
       Nygren, William C. ..............................            95
       Raitt, John R. ..................................            65
       Reid, Steven J. .................................            60
       Rusnak, Earl J. Jr. .............................            33
       Sanborn, Robert J. ..............................            50
       Szold, Myron R. .................................            33
       Terao, Donald Rev. Trust UAD 2/1/89..............            50

    d. The following Section 1.2(a)(iv) is hereby added to the end of Section 1.2(a):

      "(iv) On the date 16 days immediately following the Closing Date (or if such date is not a Trading Date, the next Trading Day), NEIC shall deliver to each of HALP and any Partners from whom LP Units have been repurchased pursuant to Section 1.2(a)(ii) or 1.2(a)(iii) a promissory note in substantially the form attached hereto as Exhibit 1.2(a)(iv) evidencing NEIC's obligation to pay to HALP or such Partner the aggregate Repurchase Price with respect to LP Units repurchased from HALP or such Partner pursuant to Section 1.2(a)(ii) and the aggregate Fixed Repurchase Price with respect to LP Units repurchased from HALP or such Partner pursuant to Section 1.2(a)(iii)."

    e. Section 1.2(c) is hereby amended by adding the following text to the end of the first sentence of such section;

    "and except that the LP Units issued hereunder are expressly subject to the contingent repurchase rights of NEIC set forth in Section
    1.2(a)(iii) hereof;"

    f. Section 2.1(a) is hereby amended to read in its entirety as follows:

      "(a) HALP and the Partners shall at Closing (i) deliver to NEIC any contribution, assignment and other instruments relating to the Asset Contribution as NEIC and its counsel reasonably request to effect (A) the contribution and transfer of such Assets, (B) the withdrawal of the General Partner as the general partner of HASLP and its replacement by NHGP and (C) the Investment Partnership GP Admission and Withdrawal, all as contemplated by this Agreement;"

    g. Section 2.1(d) is hereby corrected so that the section reference in the fifth line is changed from "Section 1.1(d)" to "Section 1.1(c)".

    h. The first sentence of Section 6.14(d) is hereby amended to read in its entirety as follows:

      "On the Closing Date prior to the Closing, (i) NEIC shall make a long-term loan to NHLP, in a principal amount equal to the aggregate of the Investment Partnership GP Amounts for the Investment Partnerships and the Designated Investments Amount, such loan to bear interest at NEIC's long-term intercompany borrowing rate in effect from time to time, and (ii) NHLP shall contribute an amount equal to the aggregate of the Investment Partnership GP Amounts and the Designated Investments Amount as a capital contribution to NHLP-Sub. Such capital contribution shall be made in such a way that an appropriate percentage of the capital (such percentage to be determined in the sole discretion of NEIC and its affiliates) is first contributed to Harris Partners, Inc., a Delaware corporation and a wholly-owned subsidiary of NHLP ("HPI") and is then contributed by HPI to NHLP-Sub in exchange for an equity interest in NHLP-Sub. The remainder of such capital shall be contributed directly by NHLP to NHLP-Sub in exchange for a separate equity interest in NHLP-Sub."

    i. Section 7.2(a) is hereby amended to read in its entirety as follows:

      "(a) DELIVERY OF ASSETS AND MINIMUM CASH/CAPITAL REQUIREMENT. HALP shall have delivered to NEIC any contribution, assignment or other instruments relating to the Asset Contribution as NEIC and its counsel reasonably request to effect the contribution and transfer of HALP's Assets (other than the Investment Partnership GP Interests) and the General Partner's withdrawal as the general partner of HASLP and its replacement by NHGP. HALP shall have delivered to NEIC or loaned to NHLP, as the case may be, the amount, if any, required to satisfy the Minimum Cash/Capital Requirement, such amount to be transferred in such manner as NEIC may request. HALP shall have delivered to NEIC any instruments relating to the Investment Partnership GP Admission and Withdrawal as NEIC and its counsel reasonably request to effect the admission of NHLP-Sub, followed immediately by the withdrawal of HALP, as a general partner of each Investment Partnership."

    j. The following Section 7.3(e) is hereby added to the end of Section
  7.3:

      "(e) LETTER OF CREDIT. In order to secure NEIC's obligation to pay HALP and/or any of its Partners for all repurchases of LP Units pursuant to Section 1.2(a)(ii) and (iii), NEIC shall have delivered to HALP a letter of credit in substantially the form attached hereto as
    Exhibit 7.3(e), the amount of which shall be no less than the aggregate amount required to be paid by NEIC to Harris and/or any of its partners pursuant to Sections 1.2(a)(ii) and (iii); provided, however, that in no event shall the amount of such letter of credit be required to exceed $80 million."

    k. Item 26 of Schedule 3.13 is hereby corrected so that the date in the second line is changed from "January 1, 1990" to "January 1, 1994."

2. REPRESENTATIONS AND WARRANTIES.

  a. HALP and the General Partner hereby represent and warrant, jointly and severally, to NEIC as follows:

    (i) ORGANIZATION AND GENERAL PARTNER AND LIMITED PARTNERSHIP AUTHORITY. HALP is a limited partnership duly formed, validly existing and in good standing and the General Partner is a Delaware corporation, duly organized, validly existing and in good standing, each under the laws of the State of Delaware, with full power and authority to own or lease and use its properties and assets, to carry on its business as such business is now conducted, to execute and deliver this Amendment No. 1 to the Partnership Admission Agreement ("Amendment No. 1") and to consummate the transactions contemplated hereby, all proper actions of the Partners and the board of directors and the shareholders of the General Partner authorizing the execution, delivery and performance hereof having been taken. Amendment No. 1 has been duly executed and delivered by HALP and the General Partner and constitutes the valid and legally binding obligation of HALP and the General Partner enforceable in accordance with their respective terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and judicial limitations upon the specific performance of certain types of obligations.

    (ii) NO VIOLATION. Neither the execution and delivery by the General Partner and HALP of Amendment No. 1 nor consummation of the transactions herein contemplated, nor compliance with the terms, conditions and provisions hereof will conflict with or violate any provision of law or the certificate of limited partnership of HALP or any of the Investment Partnerships or the Agreement of Limited Partnership of HALP or any of the Investment Partnerships or the certificate of incorporation or by-laws of the General Partner or result in a violation or default in any provision of any regulation, order, writ, injunction or decree of any court or governmental agency or authority or of any agreement or instrument to which the General Partner or HALP is a party or by which the General Partner or HALP is bound or to which the General Partner or HALP is subject, or constitute a default thereunder (except as contemplated by the Partnership Admission Agreement or where such violation or default would not have a Material Adverse Effect), assuming that all of the consents contemplated by Sections 7.1 and 7.2 of the Partnership Admission Agreement have been received and provided that the actions contemplated by Articles VII and VIIA of the Partnership Admission Agreement are taken and the provisions of the HSR Act shall have been complied with pursuant to Section 7.1(b) of the Partnership Admission Agreement.

    (iii) APPROVALS. No approval, authorization, order, license or consent of or registration, qualification or filing with any governmental authority and no approval or consent by any other person or entity is required in connection with the execution, delivery or performance by HALP or the General Partner, as the case may be, of Amendment No. 1, other than as contemplated by Articles VII and VIIA.

    (iv) LITIGATION. There are no legal, administrative or arbitration actions, suits, proceedings or investigations of any kind pending, or, to the best of HALP's and each Investment Partnership's knowledge after due inquiry, threatened before any court, commission, agency or other administrative authority by or against, or affecting, any Investment Partnership's businesses or properties or the Investment Partnership GP Interests, and neither HALP nor any Investment Partnership is the subject of any order or decree. There are no actions, suits or proceedings pending or, to the knowledge of HALP or any Investment Partnership, threatened before any court, commission, agency or other administrative authority by or against HALP or any Investment Partnership which, if adversely determined, would adversely affect the Investment Partnership GP Admission and Withdrawal contemplated hereby or which would restrain or enjoin the consummation of the transactions contemplated by Amendment No. 1 or declare unlawful the transactions or events contemplated by Amendment No. 1 or cause such transactions to be rescinded. There are no judgments, injunctions, orders or other judicial or administrative mandates outstanding against or affecting HALP or any Investment Partnership which would restrain or enjoin the consummation of the transactions contemplated by Amendment No. 1.

    (v) INVESTMENT PARTNERSHIPS. No amount has been credited during calendar year 1995 to HALP's capital account in any of Stellar Partners L.P., Pleiades Partners L.P. and Perseus Partners Limited Partnership pursuant to
  Section 2.05(c) of the agreement of limited partnership of any such Investment Partnership.

  b. NEIC hereby represents and warrants to HALP as follows:

    (i) ORGANIZATION AND GENERAL PARTNER AND LIMITED PARTNERSHIP
  AUTHORITY. NEIC is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease and use its properties and assets, to carry on its business as such business is now conducted, to execute and deliver this Amendment No. 1 and to consummate the transactions contemplated hereby, all proper actions of NEIC and of NEIC's general partner authorizing the execution, delivery and performance hereof having been taken, except for the approval by holders of LP Units as contemplated by
  Section 6.3 of the Partnership Admission Agreement. Amendment No. 1 has been duly executed and delivered by NEIC and constitutes the valid and legally binding obligation of NEIC enforceable in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and judicial limitations upon the specific performance of certain types of obligations.

    (ii) NO VIOLATION. Neither the execution and delivery by NEIC of Amendment No. 1 nor consummation of the transactions herein contemplated, nor compliance with the terms, conditions and provisions hereof will conflict with or violate any provision of law or the certificate of limited partnership of NEIC or the agreement of limited partnership of NEIC or result in a violation or default in any provision of any regulation, order, writ, injunction or decree of any court or governmental agency or authority or of any agreement or instrument to which NEIC is a party or by which NEIC is bound or to which NEIC is subject, or constitute a default thereunder (except as contemplated by the Partnership Admission Agreement or where such violation or default would not have a Material Adverse Effect), assuming that all of the consents contemplated by Sections 7.1 and 7.2 of the Partnership Admission Agreement have been received and provided that the actions contemplated by Articles VII and VIIA of the Partnership Admission Agreement are taken and the provisions of the HSR Act shall have been complied with pursuant to Section 7.1(b) of the Partnership Admission Agreement.

    (iii) APPROVALS. No approval, authorization, order, license or consent of or registration, qualification or filing with any governmental authority and no approval or consent by any other person or entity is required in connection with the execution, delivery or performance by NEIC of Amendment No. 1, other than as contemplated by Articles VII and VIIA.

    (iv) LITIGATION. There are no actions, suits or proceedings pending or, to NEIC's knowledge, threatened before any court, commission, agency or other administrative authority by or against NEIC which, if adversely determined, would adversely affect the Investment Partnership GP Admission and Withdrawal contemplated hereby or which would restrain or enjoin the consummation of the transactions contemplated by Amendment No. 1 or declare unlawful the transactions or events contemplated by Amendment No. 1 or cause such transactions to be rescinded. There are no judgments, injunctions, orders or other judicial or administrative mandates outstanding against or affecting NEIC which would restrain or enjoin the consummation of the transactions contemplated by Amendment No. 1.

3. MISCELLANEOUS.

  a. Terms used herein and not defined herein are used with the meaning given to them in the Partnership Admission Agreement.


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

  b. Except as amended hereby, the terms and provisions of the Partnership Admission Agreement shall remain in full force and effect and are hereby ratified and confirmed.

  c. This Amendment No. 1 may be executed in counterparts (including executed counterparts delivered and exchanged by facsimile transmission) each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

  IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1, all as of the date first written above.

                                          Harris Associates L.P.

                                          By: HARRIS ASSOCIATES, INC.,its
                                              general partner

                                                 /s/ Victor A. Morgenstern
                                          By: _________________________________
                                                   Victor S. Morgenstern
                                                         President

                                          Harris Associates, Inc.

                                                 /s/ Victor A. Morgenstern
                                          By: _________________________________
                                                   Victor S. Morgenstern
                                                         President

                                          New England Investment Companies,
                                           L.P.

                                          By: NEW ENGLAND INVESTMENT
                                              COMPANIES, INC., its general
                                              partner

                                                     /s/ Peter S. Voss
                                          By: _________________________________
                                                       Peter S. Voss
                                                         Chairman

Acknowledged and Agreed to as to
 Section 6.14(d):

GLS Partners, L.P.

By: GLS PARTNERS INC.,its general
    partner

        /s/ Edward N. Wadsworth
By: _________________________________
           Title: President

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